Exhibit 15



The Board of Directors
Duke-Weeks Realty Corporation




Gentlemen:

RE:  Registration Statements Nos. 33-64567, 33-64659, 333-62381, 333-
57755,  333-42513,  333-39965, 333-49911, 333-50081,  33-55727,  333-
04695,  333-24289, 333-26833, 333-66919, 333-26845,  333-35008,  333-
82061, 333-82063, 333-35162, 333-37920, 333-82063 and 333-39498

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 26, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.




KPMG LLP
Indianapolis, Indiana
August 11, 2000